Exhibit 99.1

Shiner International Reports Sales, Net Income Double in First Quarter
Organic Growth and New Contract Wins Drive Growth

HAINAN, CHINA, May 5, 2008 – Shiner International, Inc. (NASDAQ: BEST), an emerging global supplier of anti-counterfeiting and flexible packaging products, today announced financial results for the first quarter ended March 31, 2008, highlighted by an 88.8 percent increase in revenues and 186.1 percent increase in net income.

Shiner reported total revenue of $11.28 million for the first quarter of 2008, compared with revenue of $6.0 million in the prior year-period.  Revenue increased in each of Shiner’s four product segments during the quarter, highlighted by significant growth in its domestic and international sales of anti-counterfeiting and coated films.  In addition, an increasing market awareness of the advantages of Shiner’s flexible packaging technology helped drive gains in the quarter.  Shiner’s patented packaging technology ensures the authenticity, safety and quality of consumer goods such as food and beverages, tobacco, CD/DVDs, cosmetics and other branded items.

Net income in the 2008 first quarter increased to $1.6 million, or $0.06 per fully diluted share, compared to net income of $0.5 million, or $0.03 per fully diluted share, in the 2007 first quarter.  Shiner’s record performance was driven by higher sales volume of anti-counterfeiting films, coated films and BOPP tobacco films, coupled with a favorable pricing environment and better capacity utilization.  Shiner also benefited from a decline in raw material costs due to structure adjustment and technical improvement, which resulted in gross margin improving from 16.8 percent in last year’s first quarter to 22.5 percent in the current quarter.

“We are very pleased with our first quarter results, as our strong performance reflects a continuation of the momentum we established in 2007,” said Mr. Jian Fu, CEO of Shiner International.  “Shiner remains well-positioned to take advantage of the increasing domestic and international market demand for our flexible packaging products, especially within our anti-counterfeiting product line, as these products provide peace of mind to manufacturers and consumers focused on product safety and authenticity.”

Sales of the Company’s anti-counterfeiting films grew 742.5 percent in the quarter driven by new international customers and an increasing demand among Chinese consumers for higher product standards.  Internationally, sales of Shiner’s anti-counterfeiting films increased 681.2 percent on the strength of Shiner’s proprietary technology, which prevents duplication or re-use of its films.  In addition, sales of coated films increased 37.1 percent and BOPP tobacco sales grew 125.5 percent in the first quarter.

For the first quarter ended March 31, 2008, coated film products accounted for approximately 23.6 percent of overall revenue, while BOPP tobacco film accounted for 31.8 percent.  The Company noted that anti-counterfeiting film products continue to grow as a percentage of overall revenue, contributing 19.6 percent, up from 11.4 percent in the first quarter of 2007.  Color printing accounted for the remaining 25.0 percent of revenue in the quarter.

Mr. Fu added: “We continue to realize multiple benefits from our high-quality, low-cost manufacturing model as we won a number of new contracts in the quarter that helped increase our penetration in key international markets such as Australia, Europe and our newest market, South America.  With a growing demand for our products, especially within our anti-counterfeiting line, we believe we have the ability to capitalize on numerous growth opportunities during the balance of 2008.”

Shiner noted that it entered into contracts during the first quarter to supply 565 tons of its industry-leading anti-counterfeiting film to six new China-based customers.  The contracts, expected to generate $4 million in revenue, further demonstrates the growing demand for anti-counterfeiting Shiner’s products.  While these contracts did not impact the 2008 first quarter results, the Company noted it expects to begin realizing revenue from these contacts in the second quarter of 2008.

Shiner said it also made infrastructure investments in the quarter to improve efficiency and boost production capacity to meet increasing domestic and international demand. The Company will launch two productions lines of coated films and one production lines of anti-counterfeiting films in the second quarter of 2008 with the goal of increasing production to 28,100 tons, up from 17,200 in 2007.

In addition, the Company’s commitment to cost-effective manufacturing practices helped decrease debt by more than 40 percent to $4.8 million, and boosted cash and cash equivalents at March 31, 2008 of $1.4 million.

2008 Financial Guidance 2008

Shiner reiterated its pervious guidance for 2008 and said the Company remains on track towards its projections.

Shiner reiterated its pervious guidance for 2008 and said the Company remains on track towards its projections
■	2008 Revenue Guidance: Shiner projects 2008 revenue to be in the range of $64 to $70 million, an increase of 50% to 64% from 2007
■	2008 Net Income Guidance: Shiner projects 2008 net income to be in the range of $8.0 to $9.0 million, an increase of 76% to 98% from 2007
■	2008 EPS Guidance: Shiner projects 2008 EPS to be in the range of $0.31 to $0.35 per fully diluted share

About Shiner International, Inc.

Shiner International (www.shinerinc.com) is a U.S. corporation that has its primary operations in China.  Headquartered in the city of Haikou - China's "Hawaii” - Shiner's products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials.  Approximately 60% of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 13 patents on products and production equipment, and has additional patent applications pending.  The Company’s coated films meet the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU.  Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

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Company Contact:	Investor Relations & Media Contact:
Shiner International, Inc.	Lambert, Edwards & Associates
Ms. Maggie DanDan Xing	Mr. Noel Ryan
Phone: 011-86-13876687688	Phone: 616-233-0500
Email: info@shinerinc.com	E-mail: nryan@lambert-edwards.com

Shiner International, Inc.
Consolidated Statemments of Operatioms
	Three Months Ended March 31,
	2008	2007
	(unaudited)	(unaudited)

Net Revenue	$11,277,937	$5,974,241

Cost of Revenue	8,739,790	4,969,523

Gross profit	2,538,147	1,004,718

Operating expenses
Selling expenses	310,919	208,525
General and administrative expenses	522,386	328,800
Total operating expenses	833,305	537,325

Income from operations	1,704,842	467,393

Non-operating income (expense):
Other income, net	75,160	155,790
Interest income	12,616	3,880
Interest expense	(16,832)	(21,268)
Exchange loss	(52,849)	(741)

Total non-operating income (expense)	18,095	137,661

Income before income tax	1,722,937	605,054

Income tax	159,054	58,453

Net income	1,563,883	546,601

Shiner International, Inc.
Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$1,409,835	$4,607,434
Accounts receivable, net of allowance for doubtful accounts
of $93,497 and $84,964	8,774,453	8,988,559
Advances to suppliers	4,395,207	2,514,681
Notes receivable	71,306	39,755
Inventory	6,467,665	6,411,267
Prepaid expense & other current assets	520,826	432,211

Total current assets	21,639,292	22,993,907

Property and equipment, net	9,242,617	5,457,961
Advance for purchase of equipment	117,665	3,409,721
Intangible assets	351,589	339,593

TOTAL ASSETS	$31,351,163	$32,201,182

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,121,528	$4,545,629
Other payables	312,136	1,396,233
Unearned revenue	504,583	520,056
Accrued payroll	39,254	41,267
Short term loan	389,333	822,528
Dividend payable	67,734	65,110
Tax and welfare payable	455,027	924,137

Total current liabilities	4,889,595	8,314,960

Commitments and contingencies	-	-

STOCKHOLDERS' EQUITY:
Common stock, par value $0.001; 75,000,000 shares authorized,
24,650,000 and 24,650,000 shares issued and outstanding	24,650	24,650
Additional paid-in capital	11,193,395	11,153,503
Other comprehensive income	2,355,962	1,384,391
Statutory reserve	2,526,018	2,374,069
Retained earnings	10,361,543	8,949,609
Total stockholders' equity	26,461,568	23,886,222

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$31,351,163	$32,201,182